UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2009

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2009, MasTec, Inc., a Florida corporation (“MasTec”, “we”, “us” or “our”); Precision Acquisition, LLC, a Wisconsin limited liability company and wholly-owned subsidiary of MasTec (“Buyer”); Precision Pipeline LLC, a Wisconsin limited liability company (“Precision Pipeline”); Precision Transport Company, LLC, a Wisconsin limited liability company (“Transport” and, together with Precision Pipeline, “Precision” or the “Companies”); PPL Management, Inc., a Wisconsin corporation (“PPL”); Michael Daniel Murphy (“Murphy”); Steven R. Rooney (“Rooney” and, together with PPL and Murphy, “Sellers”); Angela D. Murphy and Karen K. Rooney entered into an interest purchase agreement (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase all of the issued and outstanding membership interests in the Companies (including all transactions contemplated by the Purchase Agreement and related ancillary agreements, the “Transaction”) for an aggregate purchase price, subject to adjustment, composed of (i) $150 million in cash (the “Cash Consideration”) and (ii) a five-year earn-out (the “Earn-Out”) equal to 40% of Precision’s EBITDA (as defined in the Purchase Agreement) for the last two months of 2009 and 30% of Precision’s annualized EBITDA in excess of $35 million for the remainder of the Earn-Out period, payable, at MasTec’s option, in cash or, under certain circumstances, shares of MasTec’s common stock, par value $0.10 per share, or a combination thereof. MasTec will assume indebtedness of the Companies up to a maximum of $20 million to the extent that the Companies have property, plant and equipment with a net book value in excess of $44 million. Any additional indebtedness will reduce the Cash Consideration dollar for dollar. Cash Consideration equal to $15 million will be held for a period of 18 months following consummation of the Transaction pursuant to the terms of an escrow agreement to fund the Sellers’ potential indemnification obligations under the Purchase Agreement.

MasTec’s obligation to close the Transaction is conditioned on its obtaining financing, on such terms as may be acceptable to MasTec in its sole and absolute discretion, that provides net proceeds to MasTec of not less than $75 million (the “Financing”). Consummation of the Transaction is subject to certain additional conditions, including, among others, those relating to the accuracy of the parties’ representations and warranties, delivery of certain ancillary agreements, including certain noncompetition and employment agreements, the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. Either the Buyer or the Sellers may terminate the Purchase Agreement if the Transaction has not closed on or prior to December 16, 2009. No assurance can be given that MasTec will be able to obtain the Financing or that the Buyer will otherwise be able to close the Transaction.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

In connection with the Transaction, on November 3, 2009, MasTec entered into an amendment (the “Letter Amendment”) to its Second Amended and Restated Loan and Security Agreement, dated July 29, 2008, as amended (the “Credit Facility”), with Bank of America, N.A., as administrative agent for the lenders thereunder, pursuant to which the lenders thereunder consented to the Transaction, subject to the condition that MasTec consummate the Financing. Additionally, interest on outstanding balances on the Credit Facility accrue at rates based, at MasTec’s option, on the agent bank’s base rate plus a margin of between 1.25% and 1.75%, or at the LIBOR rate plus a margin of between 2.25% and 3.00%, depending on certain financial thresholds.

Item 7.01	Regulation FD Disclosure.

On November 3, 2009, MasTec issued a press release regarding the Transaction. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Included below is additional information relating to the Transaction and a description of Precision’s business:

Business of Precision

Based in Eau Claire, Wisconsin and founded in 2004, Precision is a leading natural gas, crude oil and refined products transmission pipeline infrastructure contractor. Precision focuses on large diameter transcontinental projects and related services, such as mainline cross country pipelines, pipeline integrity projects, looping and laterals, hydrostatic testing, pipeline drying services and meter and pump station construction. Precision had revenue of $303 million and EBITDA of $37 million for the year ended December 31, 2007 and revenue of $507 million and EBITDA of $93 million for the year ended December 31, 2008. Precision had estimated revenue of $83 million and EBITDA of $26 million for the eight months ended August 31, 2009. For the full year of 2009, Precision estimates revenue of slightly less than $300 million and EBITDA of approximately $60 million. As of September 30, 2009, Precision had over $500 million in backlog. Due to the long-term nature of Precision’s contracts and other factors that may affect Precision’s projects, not all contractual revenues included in this backlog estimate are expected to be realized by the year ending December 31, 2010.

We believe that Precision’s business will complement our other existing natural gas services that include constructing gathering systems, compressor stations and processing plants and intra-state mid-stream pipelines. Our existing natural gas infrastructure expertise and capability has been developed both organically and through acquisitions since 2004, and we believe that our acquisition of Precision will enhance our end-to-end design and construction capabilities within the energy industry. As a result of the Precision acquisition, we will become one of the leading energy pipeline contractors in the country, capable of providing a full array of construction services to oil and gas producers, as well as mid-stream and interstate pipeline operators.

We believe that our acquisition of Precision will provide us with a number of strategic benefits, including the following:

•	strengthening our technical expertise and footprint in the energy pipeline construction market;

•	completing our footprint in the natural gas, crude oil and refined products transportation construction market so that we will have end-to-end construction capabilities from “wellhead to burner tip”;

•	diversifying our business mix, end markets and customer base and thereby reducing customer concentration risk;

•	providing strong opportunities for cross-selling multiple services throughout the natural gas, crude oil and refined petroleum products markets; and

•	providing additional depth to our existing management team through the addition of the Precision senior management team.

Precision employs a team of highly-skilled unionized workers and tradesmen whom it deploys throughout North America. The size of the workforce expands and contracts based on active projects, with Precision currently employing approximately 1,600 personnel. Precision also can support three to four spreads of specialized pipeline and related construction equipment.

Since entering the pipeline construction market in 2004, Precision has constructed or rehabilitated approximately 1,200 miles of pipeline. We believe this expertise puts Precision in a position to capitalize on what we expect to be a growing natural gas, crude oil and refined products pipeline construction market.

Precision’s current and prior customers include El Paso Energy, Millennium Pipeline, Enbridge Energy, Kinder Morgan and Fortuna Energy. Precision generally obtains its contracts through a competitive bidding process, and it has been increasingly successful at gaining market share from large pipeline developers, growing revenue from $50 million in 2006 to over $500 million in 2008. Precision has also experienced relatively few loss contracts over its short history and has received incentive payments on several jobs for superior performance. Some of Precision’s customer contracts may also include “neutral-funding” provisions, which allow Precision to collect payment at the time work is being performed.

We believe that U.S. energy policy goals will continue to promote domestic sources of energy in order to reduce U.S. dependence on foreign energy sources. With recent developments in drilling and completion technologies for oil and gas, we expect new North American producing fields to be developed and old fields to be expanded significantly. We anticipate that the resulting incremental production will provide continuing construction opportunities as oil and gas producers and pipeline operators move this oil, gas and refined products to markets via pipelines. With oil prices close to $80 per barrel and improving natural gas futures, we believe that Precision’s targeted end-markets will continue to grow and provide us with robust pipeline and related construction opportunities. As evidence of this expected growth, as of October 15, 2009, the Federal Energy Regulatory Commission had over 5,000 miles of pending major pipeline projects on file.

With the acquisition of Precision, combined with our historical gas gathering system business and the recent acquisitions of Pumpco, Inc. (specializing in mid-stream natural gas pipelines) and Wanzek Construction, Inc., (specializing in wind, solar and natural gas compression and industrial plant construction), we expect to be a leading player in both renewable energy and gas, crude oil and crude oil products transmission pipeline infrastructure.

Financial Data of Precision

The audited consolidated financial statements filed as Exhibit 99.2 to this Current Report on Form 8-K are those of PPL, of which Precision Pipeline is a 98% owned subsidiary, and its related entities, Transport and Precision Land Company, LLC (“LandCo”), as of and for the years ended December 31, 2008, 2007 and 2006. We are not acquiring PPL or LandCo, which is further discussed in Note 11 to the consolidated financial statements, or their assets or operations. PPL’s operations are substantially limited to employing certain employees who manage Precision. PPL will transfer these employees to Precision as part of the Transaction.

We have not yet filed pro forma financial statements that conform with Rule 11-01(b) of Regulation S-X. However, in the future preparation of pro forma financial statements, we expect to make the following balance sheet and income statement adjustments. We cannot assure you that these are the only pro forma adjustments that we will make when we prepare our pro forma financial statements in accordance with Rule 11-01 of Regulation S-X or that we will not make pro forma adjustments that differ from our expectations set forth below.

Balance Sheet Adjustments:

•	recording the payment to the Sellers of the Cash Consideration for Precision with the proceeds of the Financing;

•

recording goodwill and intangibles, including the fair value of liabilities for contingent consideration as required under Statement of Financial Accounting Standards No. 141(R). Goodwill and intangibles are generally determined, in total, as the purchase price plus the fair value of contingent consideration (earn-outs) less the fair value of the tangible assets acquired and liabilities assumed. A portion of goodwill and intangibles will be amortized into expense;

•	recording estimated Financing costs;

•

recording the exclusion of the LandCo assets and liabilities, which are included in the consolidated financial statements but will not be acquired in connection with our acquisition of Precision. Assets and liabilities include land and buildings of $2.0 million and long-term debt of $1.2 million;

•	transfer of employees, cash and payroll related liabilities from PPL, which we are not acquiring; and

•

adjusting working capital to $9 million, if below, with an offset to cash (Precision’s sellers have agreed to pay us the amount by which net working capital of Precision is less than $9 million; conversely, we will pay them the excess of net working capital over $9 million).

Income Statement Adjustments:

•

recording amortization of intangibles and deferred financing costs from the beginning of the pro-forma periods. Amortization of intangibles represents an amount equal to the sum of intangible assets recorded on the balance sheet as a result of the acquisition of Precision, not including goodwill, amortized over a useful life generally determined to be between five and twenty years;

•	recording additional depreciation expense required as a result of purchase accounting changes in value or depreciable life;

•	recording interest expense on the Financing;

•	eliminating depreciation expense of $129,000 and interest expense of $94,900 related to LandCo, which we will not acquire;

•	recording rent expense on the property held by LandCo of $325,000, which was eliminated in Precision’s consolidation. MasTec as the owner of Precision will become LandCo’s tenant; and

•	adjust the tax provision, if necessary, considering MasTec’s tax position and net operating losses versus Precision’s original tax position.

Reconciliation of Non-GAAP Disclosures - Unaudited

The following table, which may contain slight summation differences due to rounding, reconciles Precision’s EBITDA, a non-GAAP financial measure, to net income, the most comparable GAAP financial measure.

	2009E	YTD 09(1)	2008	2007
	(in millions)
Net Income	$43.9	$17.5	$83.3	$32.2
Depreciation & Amortization	10.4	7.5	8.7	4.3
Interest Expense, net	1.6	1.1	0.8	0.7
Tax	4.1	0.0	0.0	0.0

EBITDA	$60.0	$26.1	$92.9	$37.1

(1)	For the eight months ended August 31, 2009

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by MasTec under the Securities Act.

Item 8.01	Other Events.

The audited consolidated balance sheet of PPL Management, Inc. and subsidiaries as of December 31, 2008 and 2007, and the audited consolidated statements of operations, equity and cash flows for the years ended December 31, 2008, 2007 and 2006 are filed as Exhibit 99.2 to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Set forth below are certain risks relating to Precision and the Transaction:

Risks Related to Precision’s Industry and Precision’s Customers’ Industries

As a specialty contractor operating in the United States, Precision is generally subject to the same risks that apply to MasTec’s other businesses and which are described in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. In addition, the following risk factors set forth certain other risks that are specific to Precision.

Precision derives a significant portion of its revenue from a few customers, and the loss of any one of these customers or a reduction in any such customer’s demand for Precision’s services could impair its financial performance.

For the eight months ended August 31, 2009 and the year ended December 31, 2008, Precision derived approximately 77.8% and 91.2%, respectively, of its revenue from its top two customers. Because Precision’s business is concentrated among relatively few major customers, and all of its services are provided on a non-recurring, project-by-project basis, Precision could experience a reduction in its results of operations, cash flows and liquidity if:

•	any of Precision’s customers cancels, reduces the work under or suspend their contracts; or

•	Precision completes the required work under its projects and cannot replace them with similar projects.

Additionally, because Precision’s customer contracts may be canceled on short notice even if Precision is not in default under the contracts, its revenues are not guaranteed.

Precision’s failure to properly manage projects, or project delays, may result in additional costs or claims, which could have a material adverse effect on its operating results, cash flows and liquidity.

Precision’s engagements generally involve large-scale, complex projects. The quality of Precision’s performance on such projects depends in large part upon its ability to manage its relationships with clients and to effectively manage the projects and deploy appropriate resources, including third-party contractors and Precision’s personnel, in a timely manner. If Precision miscalculates the resources or time needed to complete a project with capped or fixed fees, or the resources or time needed to meet contractual milestones, its results of operations, cash flows and liquidity could be adversely affected. Additionally, delays on a particular project, including permitting delays, may cause Precision to incur costs for standby pay, and may lead to personnel shortages on other projects scheduled to commence at a later date. In addition, many of Precision’s contracts require Precision to share in cost overages or in some cases to pay liquidated damages in the event it does not meet project deadlines, and, therefore, any failure to properly estimate or manage cost or delay in the completion of projects could subject it to penalties which could further materially and adversely affect its results of operations, cash flows and liquidity. Further, any defects or errors, or failures to meet its customers’ expectations, could result in large damage claims against it, and, because of the substantial cost of, and potentially long lead-time necessary to acquire certain of the materials and equipment used in, Precision’s projects, damage claims may substantially exceed the amount Precision charges for its associated services.

Demand for Precision’s pipeline construction services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices and the cost of energy infrastructure projects.

Demand for Precision’s pipeline construction services is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other factors that are beyond Precision’s control. Low prices for oil and natural gas generally depress levels of exploration, development, and production activity, resulting in a corresponding decline in the demand for Precision’s pipeline construction services. Factors affecting the prices of oil and natural gas include:

•

governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves, as well as environmental laws and initiatives to control global warming;

•	global weather conditions and natural disasters;

•	worldwide political, military, and economic conditions;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the cost of producing and delivering oil and gas;

•	potential acceleration of development of alternative fuels; and

•	the level of supply and demand for oil and natural gas, especially demand for natural gas in the United States.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile. Spending on exploration and production activities by large oil and gas companies has a significant impact on the activity levels of Precision’s business.

In addition, demand for Precision’s pipeline construction services may be affected by the costs of energy exploration and constructing energy infrastructure projects. For example, while high oil and gas prices may increase oil and gas exploration, production and transportation activity, high demand for equipment, materials and labor required for such projects may increase the costs of such projects and dampen demand. Furthermore, increased costs for raw materials such as steel and other commodities may make some projects uneconomical despite robust oil and gas prices, thus reducing demand for Precision’s services.

Precision’s backlog is subject to cancellation and unexpected adjustments and is an uncertain indicator of future operating results.

Precision’s backlog as of September 30, 2009 was over $500 million, which is an amount derived primarily from long-term projects with two customers. Due to the long-term nature of Precision’s contracts and other factors that may affect Precision’s projects, not all contractual revenues included in this backlog estimate are expected to be realized by the year ending December 31, 2010. We cannot guarantee that the revenue projected in Precision’s backlog will be realized or, if realized, will result in profits. In addition, project cancellations, project deferrals or delays, or scope adjustments may occur, from time to time, with respect to contracts reflected in Precision’s backlog. For example, all of Precision’s contracts are terminable at the discretion of the client with or without cause. Precision may also experience variances in the realization of its backlog because of project delays or cancellations resulting from weather conditions, permitting delays, external market factors and economic factors beyond its control. These types of backlog reductions could adversely affect its results of operations, cash flows and liquidity. Accordingly, Precision’s backlog as of any particular date is an uncertain indicator of its future earnings.

Precision’s use of fixed price contracts could adversely affect Precision’s business.

Precision currently generates, and expects to continue to generate, a portion of its revenues under fixed price contracts. Precision must estimate the costs of completing a particular project to bid for fixed price contracts. The actual cost of labor and materials, however, may vary from the costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs could have a significant impact on Precision’s operating results for any fiscal quarter or year.

Precision’s use of joint ventures exposes it to risks and uncertainties, many of which are outside of Precision’s control.

Precision participates in certain projects through joint ventures, partnerships, and similar arrangements. This situation exposes Precision to a number of risks, including the risk that its partners may be unable to fulfill their obligations to Precision or its clients and that Precision may be liable for the actions of its joint venture partners. Precision’s partners may also be unable to provide the required levels of financial support to the joint ventures. If these circumstances occur, Precision may be required to provide additional services or make additional investments to ensure adequate performance and delivery of the contracted services. These circumstances could also lead to disputes and litigation with Precision’s partners or clients, which could impact its reputation, business, financial condition, and results of operations. Additionally, Precision participates in joint ventures and similar arrangements in which it is not the controlling partner. In these cases, Precision has limited control over the actions of the joint venture. To the extent the controlling partner or group of partners makes decisions that negatively impact the joint venture, Precision’s business, financial condition and results of operations could be negatively impacted.

Precision’s key management or key employees may leave, which could materially adversely affect Precision’s results of operations.

Our business strategy in acquiring Precision is dependent upon the skills and knowledge of Mr. Michael Daniel Murphy and Mr. Steven R. Rooney, who will be responsible for the day-to-day operations of Precision’s business following the acquisition. We believe that the special knowledge of Mr. Murphy and Mr. Rooney gives Precision a competitive advantage. Although Mr. Murphy and Mr. Rooney will each enter into an employment agreement with Precision in connection with the acquisition, there is no guarantee that they will remain with the company. If either Mr. Murphy or Mr. Rooney terminates his employment with Precision, then Precision’s operating results could be materially adversely affected. Additionally, Precision’s field superintendants, who are the key employees responsible for the day-to-day management of Precision’s project sites, are not bound, and will not be bound, by employment agreements, and the departure of any of them could negatively affect Precision’s ability to complete projects in a timely manner and otherwise perform in accordance with its agreements with its customers, which could materially adversely affect Precision’s liquidity, cash flows and results of operations.

Precision’s unionized workforce and related obligations could adversely affect our operations.

Substantially all of Precision’s employees are represented by labor unions and collective bargaining agreements. Although all of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future despite the terms of these agreements. Strikes or work stoppages would adversely impact Precision’s relationships with its customers and could cause it to lose business and decrease its revenue. Additionally, as current agreements negotiated by the Pipe Line Contractors Association, of which Precision is a member, expire, the Pipe Line Contractors Association may not be able to negotiate extensions or replacements on terms favorable to its members, including Precision, or at all, or avoid strikes, lockouts or other labor actions from time to time that may affect the Association’s members, including Precision. Therefore, it cannot be assured that new agreements will be reached with employee labor unions as existing contracts expire or on terms that Precision finds desirable. Any labor action against Precision relating to the Pipe Line Contractors Association’s failure to reach an agreement with employee labor unions could have a material adverse effect on Precision’s liquidity, cash flows and results of operations.

Precision’s participation in multi-employer pension plans may subject it to liabilities that could materially adversely affect its liquidity, cash flows and results of operations.

Substantially all of Precision’s union and collective bargaining agreements require Precision to participate with other companies in multi-employer pension plans. To the extent that those plans are underfunded, the Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, may subject Precision, and, after consummation of our acquisition of Precision, us, to substantial liabilities under those plans if Precision withdraws from them or they are terminated. Furthermore, the Pension Protection Act of 2006 added new funding rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered,” “seriously endangered,” or “critical” status. For a plan in “critical” status, benefit reductions may apply and/or Precision may be required to make additional contributions if a plan is determined to be underfunded, which could materially adversely affect Precision’s liquidity, cash flows and results of operations.

Precision’s business may be affected by difficult work sites and environments, which could cause delays and result in additional costs to Precision.

Precision performs its work under a variety of conditions, including, but not limited to, difficult and hard to reach terrain and difficult site conditions. Performing work under such conditions can result in project delays or cancellations, potentially causing Precision to incur additional, unanticipated costs, reductions in revenues or the payment of liquidated damages. In addition, some of Precision’s contracts require that Precision assume the risk that actual site conditions vary from those expected.

Many of Precision’s projects involve challenging engineering, procurement and construction phases that may occur over extended time periods, sometimes over several years. Precision may encounter difficulties in engineering, delays in designs or materials provided by the customer or a third party, equipment and material delivery, schedule changes, delays from customer failure to timely obtain rights-of-way, weather-related delays, delays by subcontractors in completing their portion of the project, and other factors, some of which are beyond Precision’s control, but which impact Precision’s ability to complete a project within the original delivery schedule. In some cases, delays and additional costs may be substantial, and Precision may be required to cancel a project and/or compensate the customer for the delay. Precision may not be able to recover any of such costs. Any such delays or cancellations, defects or errors or other failures to meet customer expectations could result in damage claims substantially in excess of the revenue associated with a project, as well as negatively impact Precision’s reputation or relationships with customers, adversely affecting Precision’s ability to secure new contracts.

Precision may incur liabilities or suffer negative financial or reputational impacts relating to occupational health and safety matters.

Precision’s operations are subject to state and federal laws and regulations relating to the maintenance of safe conditions in the workplace. While Precision has invested, and will continue to invest, substantial resources in occupational health and safety programs, its industry involves a high degree of operational risk, and there can be no assurance that Precision will avoid significant liability exposure. Although Precision has taken what are believed to be appropriate precautions, Precision has suffered employee injuries and fatalities in the past and may suffer additional injuries or fatalities in the future. Serious accidents of this nature may subject Precision to substantial penalties, civil litigation or criminal prosecution. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect Precision’s financial condition, results of operations or cash flows. In addition, if Precision’s safety record were to substantially deteriorate, or if Precision suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to Precision, which could materially adversely affect Precision’s liquidity, cash flows and results of operations.

Precision’s operations may impact the environment or cause exposure to hazardous substances, and its properties may have environmental contamination, which could result in material liabilities to Precision.

Certain of Precision’s current and historical construction operations have used hazardous materials and, to the extent that such materials are not properly stored, contained or recycled, they could become hazardous waste. Additionally, some of Precision’s contracts require that it assume the environmental risk of site conditions. Precision may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and the investigation and clean up of soil, surface water, groundwater, and other media under laws such as CERCLA. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by Precision, and contaminated sites that have always been owned or operated by third parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that Precision may be held responsible for more than its share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination. Some of the facilities leased by Precision, at which equipment is stored, contain fuel storage tanks that are above and below ground. If such tanks were to leak, Precision could be responsible for the cost of environmental remediation, as well as potential punitive fines.

We may not be able to integrate Precision effectively.

Even though we have acquired businesses in the past, and, although we expect Precision’s senior management to remain with the company post-acquisition, the acquisition may present significant integration challenges and costs to us. Realization of the benefits of the acquisition will require the integration of some or all of Precision’s sales and marketing, finance, information technology systems and administrative operations with ours. The successful integration of Precision will require substantial attention from our senior management and Precision’s management, which may decrease the time they devote to normal and customary operating, selling and administrative functions. If we cannot successfully integrate Precision within a reasonable timeframe, then we may not be able to realize the potential benefits anticipated from the acquisition. Our results of operations, cash flows and liquidity could be materially and adversely affected if we do not successfully integrate Precision. Even if we are able to successfully integrate Precision’s operations, we may not be able to realize the cost savings, synergies and revenue enhancements that we anticipate from the acquisition, either in the amount or within the timeframe that we expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect.

Precision may have liabilities that are not known to us.

Precision may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations of Precision. We cannot assure you that the indemnification granted to us by the sellers will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with Precision’s business or property that we will assume upon consummation of the acquisition. We may learn additional information about Precision that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

The historical financial information filed as Exhibit 99.2 to this Current Report on Form 8-K may not be representative of the results of the acquired business after the acquisition, and accordingly you have limited financial information on which to evaluate Precision and the combined company.

The audited financial statements of Precision that are filed as Exhibit 99.2 to this Current Report on Form 8-K may not be an accurate representation of the results of operations and financial condition of the acquired business as a part of MasTec. We and Precision have been operating as separate companies prior to the acquisition. We have had no prior history as a combined entity, and our operations have not previously been managed on a combined basis. Therefore, the historical financial statements filed as Exhibit 99.2 to this Current Report on Form 8-K may not be indicative of what the results of operations, financial position and cash flows will be in the future.

This Current Report on Form 8-K does not contain, and we have not yet prepared, interim financial statements for Precision in conformity with Rule 3-05 of Regulation S-X or pro forma financial statements in conformity with Rule 11-01 of Regulation S-X, and, when prepared, such financial statements may contain significant adjustments as compared to the historical financial statements filed as Exhibit 99.2 to this Current Report on Form 8-K and the financial information of Precision included in Item 7.01 of this Current Report on Form 8-K. Additionally, the annual audited financial statements filed as Exhibit 99.2 to this Current Report on Form 8-K include the results of certain businesses that we are not acquiring, and the pro forma financial statements that we will prepare in compliance with Rule 11-01 of Regulation S-X should not be considered indicative of actual results that would have been achieved had we acquired Precision as of the dates thereon indicated.

This Current Report on Form 8-K does not contain, and we have not yet prepared, interim financial statements for Precision in conformity with Rule 3-05 of Regulation S-X or pro forma financial statements in conformity with Rule 11-01 of Regulation S-X. At such time as we prepare interim and pro forma financial statements in conformity with Rules 3-05 and 11-01 of Regulation S-X and file such financial statements with the SEC, they may contain significant adjustments as compared to the historical financial statements filed as Exhibit 99.2 to this Current Report on Form 8-K and information of Precision contained in Item 7.01 of this Current Report on Form 8-K. Additionally, the audited financial statements of Precision include the results of Precision Land Company, LLC, a variable interest entity which is historically related to Precision but which we are not acquiring; therefore, the historical results contained in the audited financial statements are not entirely representative of the businesses we are acquiring in connection with the Precision acquisition. Moreover, the historical financial statements and our expectations with respect to certain adjustments that we will make in connection with the preparation of pro forma financial statements in compliance with Rule 11-01 of Regulation S-X, should not be considered indicative of actual results that would have been achieved had the Precision acquisition been completed as of the dates indicated and do not purport to project the financial condition or results of operations for any future date or period.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of the Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1	Purchase Agreement, dated November 3, 2009, by and among MasTec, Inc., Precision Acquisition, LLC, Precision Pipeline LLC, Precision Transport Company, LLC, PPL Management, Inc., Michael Daniel Murphy, Steven R. Rooney, Angela D. Murphy and Karen K. Rooney.

23.1	Consent of LarsonAllen LLP.

99.1	Press Release dated November 3, 2009 (relating to the Transaction).

99.2	Audited consolidated balance sheet of PPL Management, Inc. and subsidiaries as of December 31, 2008 and 2007, and the audited consolidated statements of operations, equity, and cash flows for the years ended December 31, 2008, 2007 and 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: November 4, 2009	By:	/S/ C. ROBERT CAMPBELL
	Name:	C. Robert Campbell
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated November 3, 2009, by and among MasTec, Inc., Precision Acquisition, LLC, Precision Pipeline LLC, Precision Transport Company, LLC, PPL Management, Inc., Michael Daniel Murphy, Steven R. Rooney, Angela D. Murphy and Karen K. Rooney.

23.1	Consent of LarsonAllen LLP.

99.1	Press Release dated November 3, 2009 (relating to the Transaction).

99.2	Audited consolidated balance sheet of PPL Management, Inc. and subsidiaries as of December 31, 2008 and 2007, and the audited consolidated statements of operations, equity, and cash flows for the years ended December 31, 2008, 2007 and 2006.